EXHIBIT 10.34
                              EMPLOYMENT AGREEMENT

This Agreement is made as of the last date indicated below by and between PHILIP D. FREEMAN whose residence is located at 3403
Hunters Stand, San Antonio, Texas 78230 (hereafter "Executive") and INTELOGIC TRACE, INC. located at 8415 Datapoint Drive, San Antonio, Texas 78229 (hereafter "I T").

1.       The Employment Clause

         I T hereby agrees to and does hereby employ the Executive, and the Executive hereby agrees to and does hereby continue in the employ of I T, for the period set forth in paragraph 2 below (the Period of Employment), in the position and with the duties and responsibilities set forth in paragraph 3 below, and upon the other terms and conditions set forth in this Agreement.

2.       Period of Employment

         The Period of Employment shall commence on the date of this Agreement and, subject only to the provisions of Paragraphs 9 and 10 below, relating, respectively, to death and disability, shall continue until the close of business two (2) years from the date last written below or such later date as shall result from a written agreement executed by both parties to this Agreement. In the event that the Executive shall continue in the full-time employment of I T after such two (2) year period or such later date without a written extension of this Agreement, such continued employment shall be for successive annual periods and shall be subject to the terms and conditions of this Agreement and the period of Employment shall include the period during which the Executive in fact so continues in such employment.

3.       The Position

         a. It is contemplated that during the Period of Employment the Executive shall continue to serve as Senior Vice President, General Counsel and Secretary.

         b. At all times during the Period of Employment, the Executive shall hold a position of responsibility and importance, with the functions, duties and the responsibilities of an officer of I T. It is expressly understood that nothing in the foregoing shall preclude the President and Chief Executive Officer from making such organizational and reporting changes as the President and Chief Executive Officer may, in good faith, deem desirable and for the good of I T.

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4.       The Performance Clause

         Throughout the Period of Employment, the Executive agrees to devote Executive's full time and undivided attention during normal business hours to the business and affairs of I T and, in particular, to performance of all the duties and responsibilities as Vice President, General Counsel and Secretary of I T and its subsidiaries and divisions, except for reasonable vacations and except for illness or incapacity; but nothing in this Agreement shall preclude the Executive from devoting reasonable periods required for

                  a) serving as a director, trustee or member of a committee of any organization involving no conflict of interest with the interests of I T;

                  b) delivering lectures, fulfilling speaking engagements, teaching at educational institutions or business organizations;

                  c)       engaging in charitable and community activities;
                           and

                  d)       managing Executive's personal investments,

         provided that such activities do not, individually or together, interfere with the regular performance of duties and responsibilities under this Agreement.

5.       The Compensation Clause

         a. For all services to be rendered by the Executive in any capacity during the Period of Employment, including, without limitation, services as an executive, officer, director or member of any committee of I T and its subsidiaries, divisions and affiliates, the Executive shall be paid as compensation:

                  i) a base or fixed salary, payable not less often than at the end of each bi-weekly period, at the rate of $5,446.40 per bi-weekly period; and

                  ii) An annual incentive award or bonus earned under I T's Management Incentive Compensation Plan or such equivalent successor plan as may be adopted by I T.

                  iii) for the 1995 fiscal year, the Management Incentive Compensation Plan shall provide that Executive shall be entitled to a bonus of .75% of I T's net operating income from operations up to $5 million and 1% of all net operating income above $5 million, subject to a maximum annual payment of $75,000, which will be paid quarterly based upon year-to-date performance within twenty (20) days of

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                           the publication of I T's 1995 quarterly results
                           provided that Executive is actively employed on such date.

         b. Any increase in salary pursuant to (a) above or in annual incentive awards or other compensation shall in no way diminish any other obligations of I T under this Agreement.

         c. The compensation provided for in paragraph (a) above, together with the perquisites and benefits set forth in paragraphs 6 and 7 below, are in addition to the benefits provided for in paragraph 8 of this Agreement.

         d. I T shall promptly establish a new qualified employee stock option plan substantially similar to the 1985 Employee Stock Option Plan of I T. Executive shall be provided with a grant of stock options under the new stock option plan. The quantity and vesting schedule shall be mutually agreed upon with the quantity to be commensurate with the office of the Executive.

6.       Provisions for Perquisites

         During the Period of Employment the Executive shall be entitled to perquisites, including, without limitation, an appropriate office, secretarial and clerical staff, and fringe benefits accorded executives of equal rank including, without limitation, the Executive Benefit Plan, including tax preparation assistance, $650 per month automobile allowance, and payment or reimbursement of club initiation fees, dues and charges, in each case at least equal to those attached to Executive's office on the date of this Agreement, as well as to reimbursement, upon proper accounting, of reasonable expenses and disbursements incurred by Executive in the course of Executive's duties.

7.  Participation in Management Incentive Compensation Plan

         During the Period of Employment, the Executive shall be and continue to be a full participant in the Incentive Stock Option Plan of I T and in any and all other executive incentive and compensation plans in which executives of I T participate, both those that are in effect on the date of this Agreement and any equivalent successor plans that may be adopted by I T. Nothing in this Agreement shall preclude improvement of reward opportunities in such plans or other plans in accordance with the practice of I T.

8.       Employment Benefit Plans

         a. The Executive, Executive's dependents and beneficiaries, including, without limitation, any beneficiary of a joint and survivor or other optional method of payment applicable to the payment of benefits under the 401(k)

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                  Plan of I T, as defined in paragraph (c) below, shall be
                  entitled to all payments and benefits and service credit for benefits during the Period of Employment to which officers of I T, their dependents and beneficiaries are entitled as the result of the employment under the terms of employee benefit plans and practices of I T, including, without limitation, the 401(k) Plan of I T, as defined in paragraph (c) below, its death benefit plans (consisting of its Executive Benefit Plan for Management Employees providing term life insurance, accidental death and dismemberment insurance, and travel accident insurance), its disability benefit plans providing salary continuation, sickness and accident and long-term disability benefits, its standard medical, dental and health (subject to a maximum of $10,000 per year under the Executive Medical Plan), and welfare plans and other present or equivalent successor plans and practices of I T, its subsidiaries and divisions, for which officers, their dependents, and beneficiaries, are eligible and to all payments or other benefits under any such plan or practice subsequent to the Period of Employment as a result of participation in such plan or practice during the Period of Employment.

         b. Nothing in this Agreement shall preclude I T from amending or terminating any employee benefit plan or practice, but it being the intent of the parties that the Executive shall continue to be entitled during the Period of Employment to perquisites as set forth in paragraph 6 above at least equal to those attached to Executive's position on the date of this Agreement, nothing in this Agreement shall operate or be construed to reduce, or authorize a reduction, without the Executive's written consent, in the level of such perquisites and benefits taken as a whole. If and to the extent that such perquisites, benefits, and service credits are not payable or provided under any such plans or practices by reason of such amendment or termination thereof, I T itself shall pay or provide therefor.

9.   Effect of Death

         In the event of the death of the Executive during the Period of Employment, the legal representative of the Executive shall be entitled to the base or fixed salary provided for in paragraph 5(a)(i) above for the month in which death shall have occurred, at the rate being paid at the time of death, and the Period of Employment shall be deemed to have ended as of the close of business on the last day of the month in which death shall have occurred but without prejudice to any payments otherwise due in respect of the Executive's death.

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10.      Effect of Disability

         a. In the event of the Disability of the Executive during the Period of Employment, the Executive shall be entitled to an amount equal to the base or fixed salary provided for in paragraph 5(a)(i) above, at the rate being paid at the time of the commencement of Disability, for the period of such Disability but not in excess of twelve
                  (12) months from the end of the period that establishes such Disability, as described in paragraph 10(c) below.

         b. The amount of any payments due under paragraph 10(a) shall be reduced by any payments to which the Executive may be entitled for the same period because of disability under any disability or pension plan of I T or of any division, subsidiary, or affiliate thereof, or as the result of workers' compensation or non-occupational disability payments.

         c. The term "Disability", as used in this Agreement, shall mean an illness or accident occurring during the Period of Employment which prevents the Executive from performing Executive's duties under this Agreement for a period of six (6) consecutive months. The Period of Employment shall be deemed to have ended as of the close of business on the last day of such six (6) month period but without prejudice to any payments due the Executive in respect of disability under paragraph 10(a) or otherwise due to Executive or Executive's legal representative or beneficiary.

11.      Provision of Severance Allowance

         a. In the event of termination of the employment of the Executive by I T during the Period of Employment for any reason other than for Cause, as defined in paragraph 11(c) below, I T shall pay the Executive a severance allowance commencing on the last day of each month following termination of Executive's employment and continuing on the last day of each month thereafter for a period of twelve (12) consecutive months. Such severance allowance shall be an amount equal to the fixed or base salary of the Executive at the time of the termination of Executive's employment plus a pro rata amount based upon Executive's last preceding Management Incentive Compensation award. The Board of Directors, upon the recommendation of the Compensation Committee, may extend the period of severance. In addition to the foregoing, Executive shall be entitled to a lump-sum payment of $10,000 upon the termination of Executive's employment.

         b. During the period that the payments provided for in paragraph 11(a) are required to be made, the Executive, Executive's dependents, and beneficiaries shall continue

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                  to be entitled to benefits and perquisites (excepting any
                  incentive compensation or future grants of stock options or service credit for benefits under the pension program of I T) to the same extent as if the Executive were still employed during such period. If and to the extent that such benefits shall not be payable under any such plan by reason of the Executive's no longer being an employee of I T, I T shall itself pay or provide for payment of such benefits to the Executive, Executive's dependents and beneficiaries.

         c. For the purpose of paragraph 11(a) above and any other provision of this Agreement, termination of the Executive's employment shall be deemed to have been for Cause only

                  i) if termination of Executive's employment shall have been the result of an act or acts of fraud, theft or embezzlement on the part of the Executive which, if convicted, would constitute a felony and which results or which is intended to result directly or indirectly in gain or personal enrichment of Executive at the expense of I T, or

             ii) if the Executive shall breach the provisions set forth in the Memorandum of Employment between Executive and I T, or

            iii) if termination of Executive's employment results from Executive's unreasonable neglect or refusal of Executive to perform the duties appropriate to Executive's position and Executive has been given written notice by the Board of Directors of I T or an authorized committee thereof with respect to such neglect or refusal and Executive continues to unreasonably refuse or neglect the performance of the duties specified, or

             iv) if there has been a breach by the Executive during the Period of Employment of the provisions of paragraph 4 above, relating to the time to be devoted to the affairs of I T, and with respect to any alleged breach of paragraph 4 hereof, the Executive shall have substantially failed to remedy such alleged breach within thirty (30) days from Executive's receipt of written notice from the Secretary of I T pursuant to resolution duly adopted by the Board of Directors of I T or an authorized committee thereof after notice to the Executive and an opportunity to be heard demanding that Executive remedy such alleged breach, or shall have failed to take all reasonable steps to that end during such thirty-day period and thereafter.

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         d.       During the period that Executive accepts the severance
                  allowance provided herein, Executive agrees not to directly recruit or solicit any employee of I T or actively participate in the solicitation of any employee of I T.

         e. In order to obtain the severance allowance provided for in this Article, Executive shall submit a Request for Severance identical to Exhibit A hereof. I T shall have no obligation to pay any severance allowance unless and until Executive shall have submitted the Request for Severance.

         f. The acceptance of the aforementioned payments by Executive shall constitute the exclusive remedy of Executive with respect to any claim Executive may have against I T for termination of the employment of Executive or I T's breach of this Agreement.

12.      No Trust Created

         Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust fund of any kind. Any funds which may be set aside or provided for in this Agreement shall continue for all purposes to be a part of the general funds of I T and no person other than I T shall by virtue of the provisions of this Agreement have any interest in such funds. To the extent that any person acquires a right to receive payments from I T under this Agreement, such right shall be no greater than the right of any unsecured general creditor of I T.

13.      Successor In Interest

         This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of I T by merger or consolidation or any purchaser or assignee of all or substantially all of its assets, but, except to any such successor, purchaser or assignee of I T, neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto.

14.  Invalid Provision

         In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

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15.  Arbitration of Disputes

         The parties agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, which the parties hereto are unable to resolve, shall be finally resolved and settled exclusively by arbitration in San Antonio, Texas by a single arbitrator under the American Arbitration Association's Commercial Arbitration Rules then obtaining and in accordance with the substantive laws of the State of Texas. If the parties cannot agree upon an arbitrator out of the panel for the sole purpose of selecting an arbitrator, then each party shall choose its own independent representative and those independent representatives shall in turn choose the single arbitrator within thirty (30) days of the date of the selection of the first independent representative. The parties severally recognize and consent to the jurisdiction over each of them by the Courts of the State of Texas. The legal expenses of Executive shall be reimbursed to Executive if an award is rendered in favor of Executive or if the arbitrator finds that Executive exercised good faith in demanding arbitration of any such dispute.

16.      Governing Laws

         This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely in Texas.

17.      Entire Agreement

         This Agreement shall constitute the entire agreement between the parties superseding all prior agreements, and may not be modified or amended and no waiver shall be effective unless by written document signed by both parties hereto; provided, however,that any increase in base salary, as provided in paragraph 5 hereof shall become an amendment to this Agreement when approved by the Compensation Committee of the Board of Directors of I T and recorded in the approved minutes of such meeting. This Agreement shall become effective as of the date of Confirmation of the reorganization plan of I T and at such time shall supersede the Agreement of January 27, 1986, as amended on July 31, 1992 and June 1, 1994.

Executed as of the 1st day of December, 1994.

                                        INTELOGIC TRACE, INC.

PHILIP D. FREEMAN                       By: MARK S. HELWEGE
Philip D. Freeman
"Executive"
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